Investor Contact: Dennis E. McDaniel, 513-870-2768

CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323

Media_Inquiries@cinfin.com

Cincinnati Financial Corporation to Present at
Nasdaq OMX 29th Investor Program in London

Cincinnati, November 15, 2012 – Cincinnati Financial Corporation (Nasdaq: CINF) announced today that the company will participate in the Nasdaq OMX 29th Investor Program in London. Steven J. Johnston, FCAS, MAAA, CFA, president and chief executive officer, and Michael J. Sewell, CPA, chief financial officer, senior vice president and treasurer, will present on December 4 from 2:45 to 3:15 p.m. GMT / 9:45 to 10:15 a.m. ET.

The event will be carried live over the Internet at www.cinfin.com/investors. Beginning on December 5, 2012, a replay of the event will be available for 30 days at the Web address above. Slides used during the presentation will be available on December 3, 2012, on the Presentations page of www.cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

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